MAXUS CAPITAL CORP.
P.O. Box 34729, North Kansas City, MO 64116


January 11, 2005


Dear Limited Partners:

In accordance with Section 8.2 of the partnership agreement, the General Partner has made distributions of Net Extraordinary Cash Income of $10 per unit for each quarter of the last three fiscal years.

For distributions to be made, working capital must exceed the amount considered appropriate by the General Partner to provide reserves to pay taxes, insurance, debt service, repairs, and any other costs and expenses incident to the ownership or operation of the property, Woodhollow Apartments. At this time, the General Partner has determined that the amount of working capital does not support making a quarterly distribution. We will continue to review this each quarter.

Woodhollow experienced decreased occupancy levels in 2004 due to a fire and a weakened regional apartment market. Twenty-two (22) units, or approximately 5% of the property, were vacant for a majority of the year due to a fire that occurred on April 16, 2004. The damage was limited to the 22 units in that building. Management estimates that most of the damages (estimated to be $310,000) are covered by insurance, less a $10,000 deductible and approximately $10,000 of make-ready expenses. The insurance policy also covers loss of rents and has indicated that the Partnership will be reimbursed for $30,000 due to sustained rental losses.

Based on industry information, the average occupancy of the sub-market Woodhollow competes with is in the low to mid 90% range. Interest rates remain low, which normally increases losses of tenants who move out of apartments when they purchase homes. Missouri currently ranks the 5th lowest in the nation for cost of living which has provided a highly accessible entry-level housing market and resulted in increased vacancy rates and a lower demand for apartments.

We will continue our efforts to maximize property operations by focusing on increased rental and other income sources and controlling operating expenses wherever possible.

If you have any questions regarding partnership matters you may contact Investor Relations at (816) 303-4500.

Thank you for your continued interest and support.

Sincerely,

/s/ David L. Johnson
-------------------
David L. Johnson
President, Director
Maxus Capital Corp.
General Partner